Exhibit No. 99.1
Form 8-K
Buyers United, Inc.
File No. 0-26917


Thursday May 1, 2003
Press Release
SOURCE: Buyers United, Inc.

Buyers United, Inc. Closes Deal, Adds Nationwide Network and Proprietary IP Technology

Salt Lake City,  Utah - May 1, 2003 - Buyers United,  Inc. (OTC Bulletin  Board:
BYRS), a national organization offering discount telecommunication and other business communication services, announced the completion of the acquisition of substantially all of the assets of I-Link Communications.

I-Link Communications is an integrated voice and data communications company focused on developing and deploying its proprietary, software-defined communications platform which unites traditional telecommunications capabilities with data internet protocol systems to converge telecommunication, wireless, paging, voice-over-IP and Internet technologies.

"This acquisition marks a tremendous milestone in the development of our company," said Ted Stern, Chairman and CEO of Buyers United. "It transforms Buyers from being only a carrier reseller to a combination reseller-network operator. This network, along with our multiple carrier relationships, offers a substantial cost-of-goods advantage. In addition, we are also acquiring a perpetual license to use I-Link's Voice Over IP patent and its proprietary technology which provides our customer base with a fuller suite of products," Stern added.

Buyers United has been managing the I-Link network, technology and employees under a management agreement since the deal was announced in December. "The integration has gone very well," stated Paul Jarman, President of Buyers United. "We have been operating successfully as one company for over four months now."

"We are already beginning to realize the benefit of selling a combination of technology and long distance services," stated Doug Smith, EVP of Marketing and Sales for Buyers United. "The ability to sell features and functionality vs. rate alone is proving significant in attracting customers in this competitive industry," he added.

Forward-Looking   Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company's behalf. All statements, other



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than statements of historical facts which address the Company's  expectations of sources of capital or which express the Company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

About Buyers United, Inc.


Buyers United, Inc. (OTC Bulletin Board: BYRS) provides its commercial and residential members discounted long-distance and telecommunication services. Buyers offers superior value and customized telecommunication solutions for commercial businesses as well a unique rebate program to members for shopping through its portal and for referring others. For more information on the company's complete range of products and services visit Buyers' web site at http://www.buyersonline.com.

Press Contact:
Buyers United, Inc.
G. Douglas Smith
Phone: (800) 460-3684
Internet: doug@ucn.net


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